Exhibit 14.1

SILEXION THERAPEUTICS CORP

(FORMERLY KNOWN AS BIOMOTION SCIENCES)

CODE OF ETHICS AND BUSINESS CONDUCT

EFFECTIVE AUGUST 15, 2024

1.	INTRODUCTION

1.1.	This Code of Ethics and Business Conduct (this “Code”) of Silexion Therapeutics Corp (formerly known as Biomotion Sciences), a Cayman Islands exempted company (the “Company”) applies to the Chief Executive Officer (as the Company’s principal executive officer), Chief Financial Officer (as the Company’s principal financial officer and principal accounting officer), Controller (if any) and persons performing similar functions for the Company (collectively, the “Senior Officers”), along with all directors, other officers, employees, integral service providers and consultants providing services to the Company and its subsidiaries (collectively, the “Group”) (the Senior Officers, other officers and employees are hereinafter referred to collectively as the “Employees”, the directors are referred to as “Directors” and the integral service providers and consultants are hereinafter referred to collectively as the “Independent Contractors”).

1.2.	This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all Employees, Directors and Independent Contractors of the Group. All Employees, Directors and Independent Contractors should conduct themselves accordingly and seek to avoid the appearance of improper behavior in any way relating to the Group.

1.3.	Any Employee, Director or Independent Contractor who has any questions about the Code should consult with the Chief Financial Officer, the Company’s board of directors (the “Board”) or (in particular, in the case of a Director) the audit committee of the Board (the “Audit Committee”).

1.4.	The Company has adopted the Code for the purpose of promoting:

1.4.1.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

1.4.2.	full, fair, accurate, timely and understandable disclosure in all reports and documents that the Company files with, or furnishes to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company that are within a Senior Officer’s area of responsibility;

1.4.3.	compliance with applicable governmental laws, rules and regulations;

1.4.4.	the prompt internal reporting of violations of the Code; and

1.4.5.	accountability for adherence to the Code.

2.	HONEST AND ETHICAL CONDUCT

2.1.	Each Senior Officer and Director owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Other Employees and Independent Contractors, too, must adhere to a high standard of business ethics and are expected to make decisions and take actions based on the best interests of the Group, as a whole, and not based on personal relationships or benefits. Generally, a “conflict of interest” occurs when an Employee’s, Director’s or Independent Contractor’s personal interests are, or appear to be, inconsistent with, interfere with or are opposed to the best interests of the Group or give the appearance of impropriety.

2.2.	Business decisions and actions must be made in the best interests of the Group and should not be influenced by personal considerations or relationships. Relationships with the Company’s stakeholders, for example suppliers, competitors and customers, should not in any way affect an Employee’s, Director’s or Independent Contractor’s responsibility and accountability to the Group. Conflicts of interest can arise when an Employee, a Director or an Independent Contractor, or a member of his or her family, receives improper gifts, entertainment or benefits as a result of his or her position in the Group. Specifically, each Employee, Director or Independent Contractor must:

2.2.1.	act with integrity, including being honest and candid, while still maintaining the confidentiality of information when required or consistent with the Company’s policies;

2.2.2.	avoid violations of the Code, including actual or apparent conflicts of interest with the Group in personal and professional relationships;

2.2.3.	disclose to the Board or (in particular, in the case of a Director) the Audit Committee any material transaction or relationship that could reasonably be expected to give rise to a breach of the Code, including actual or apparent conflicts of interest with the Group;

2.2.4.	obtain approval from the Board or Audit Committee before making any decisions or taking any action that could reasonably be expected to involve a conflict of interest or the appearance of a conflict of interest;

2.2.5.	observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies;

2.2.6.	maintain a high standard of accuracy and completeness in the Group’s financial records;

2.2.7.	ensure full, fair, timely, accurate and understandable disclosure in the Company’s periodic reports;

2.2.8.	report any violations of the Code to the Board or Audit Committee;

2.2.9.	proactively promote ethical behavior among peers in his or her work environment; and

2.2.10.	maintain the skills appropriate and necessary for the performance of his or her duties.

3.	DISCLOSURE OF COMPANY INFORMATION

3.1.	As a result of the Company’s status as a public company, it is required to file periodic and other reports with the SEC. The Company takes its public disclosure responsibility seriously to ensure that these reports furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of the Group. All disclosures contained in reports and documents filed with or submitted to the SEC, or other government agencies, on behalf of the Company, or contained in other public communications made by the Company, must be complete and correct in all material respects and understandable to the intended audience.

3.2.	Each Senior Officer, in relation to his or her area of responsibility, must be committed to providing timely, consistent and accurate information, in compliance with all legal and regulatory requirements. It is imperative that this disclosure be accomplished consistently during both good times and bad, and that all parties in the marketplace have equal or similar access to that information.

3.3.	All of the Group’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Group’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the book” funds, assets or liabilities should not be maintained unless permitted by applicable law or regulation. Senior Officers involved in the preparation of the Company’s or the Group’s financial statements must prepare those statements in accordance with generally accepted accounting principles, consistently applied, and any other applicable accounting standards and rules so that the financial statements materially, fairly and completely reflect the business transactions and financial statements and related condition of the Company or Group (as applicable). Further, it is important that financial statements and related disclosures be free of material errors.

3.4.	Specifically, each Senior Officer must:

3.4.1.	familiarize himself or herself with the disclosure requirements generally applicable to the Company;

3.4.2.	not knowingly misrepresent, or cause others to misrepresent, facts about the Group to others, including the Company’s independent auditors, governmental regulators, self-regulating organizations and other governmental officials;

3.4.3.	to the extent that he or she participates in the creation of the Group’s books and records, promote the accuracy, fairness and timeliness of those records; and

3.4.4.	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

4.	CONFIDENTIAL INFORMATION

4.1.	Employees, Directors and Independent Contractors must maintain the confidentiality of confidential information entrusted to the Group by its customers, suppliers, joint venture partners, or others with whom the Group is considering a business or other transaction, except when disclosure is authorized by a Senior Officer (or, in the case of a Director, by the Board) or required or mandated by laws or regulations. Confidential information includes all non-public information that might be useful or helpful to competitors or harmful to the Group or its customers, suppliers, joint venture partners, or other business partners if disclosed. It also includes information that suppliers, customers, joint venture partners, or other parties have entrusted to the Group. The obligation to preserve confidential information continues even after employment or service to the Group ends.

4.2.	Records containing personal data about employees or private information about customers and their employees are confidential. They are to be carefully safeguarded, kept current, relevant and accurate. They should be disclosed only to authorized personnel or as required by law.

4.3.	All inquiries regarding the Group from non-employees, such as financial analysts and journalists, should be directed to the Chief Executive Officer and Chief Financial Officer. The Company’s policy is to cooperate with every reasonable request of government investigators for information. At the same time, the Company is entitled to all the safeguards provided by law for the benefit of persons under investigation or accused of wrongdoing, including legal representation. If a representative of any government or government agency seeks an interview or requests access to data or documents for the purpose of an investigation, an Employee or Independent Contractor should refer the representative to the Chief Executive Officer and Chief Financial Officer. Employees and Independent Contractors also should preserve all materials, including documents and e-mails that might relate to any pending or reasonably possible investigation.

5.	COMPLIANCE WITH LAWS

5.1.	Employees, Directors and Independent Contractors must respect and obey all applicable foreign, federal, state and local laws, rules and regulations applicable to the business and operations of the Group.

5.2.	Employees, Directors and Independent Contractors who have access to, or knowledge of, material nonpublic information from or about the Group are prohibited from buying, selling or otherwise trading in the Company’s shares or other securities. “Material nonpublic information” includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities.

5.3.	Employees, Directors and Independent Contractors also are prohibited from giving “tips” on material nonpublic information, that is directly or indirectly disclosing such information to any other person, including family members, other relatives and friends, so that they may trade in the Company’s shares or other securities.

5.4.	Furthermore, if, during the course of an Employee’s, Director’s or Independent Contractor’s service with the Group, he or she acquires material nonpublic information about another company, such as one of the Group’s customers or suppliers, or if he or she learns that the Group is planning a major transaction with another company (such as an acquisition), the Employee, Director or Independent Contractor is restricted from trading in the securities of the other company. The Company also maintains an Insider Trading Policy, which each Employee, Director and Independent Contractor must review and comply with. The foregoing is not meant to be a comprehensive summary of such Insider Trading Policy, and in the event of any inconsistency between the foregoing summary and such policy, the latter shall prevail.

6.	REPORTING ACTUAL AND POTENTIAL VIOLATIONS OF THE CODE AND ACCOUNTABILITY FOR COMPLIANCE WITH THE CODE

6.1.	The Company, through the Board or the Audit Committee, is responsible for applying this Code to specific situations in which questions may arise and has the authority to interpret this Code in any particular situation.

6.2.	This Code is not intended to provide a comprehensive guideline for Employees, Directors and Independent Contractors in relation to their business activities on behalf of the Group. Any Employee, Director or Independent Contractor may seek clarification on the application of this Code from the Board or (in the case of a Director, in particular) the Audit Committee.

6.3.	Each Employee, Director and Independent Contractor must:

6.3.1.	notify the Company of any existing or potential violation of this Code, and failure to do so is itself a breach of the Code; and

6.3.2.	not retaliate, directly or indirectly, or encourage others to do so, against any Employee Director, or Independent Contractor for reports, made in good faith, of any misconduct or violations of the Code solely because that Employee, Director or Independent Contractor raised a legitimate ethical issue.

6.4.	The Board or the Audit Committee will take all actions it considers appropriate to investigate any breach of the Code reported to it. All Employees, Directors and Independent Contractors are required to cooperate fully with any such investigations and to provide truthful and accurate information. If the Board or the Audit Committee determines that a breach has occurred, it will take or authorize disciplinary or preventative action as it deems appropriate, after consultation with the Company’s counsel if warranted, up to and including termination of employment or engagement. Where appropriate, the Company will not limit itself to disciplinary action but may pursue legal action against the offending Employee, Director or Independent Contractor involved. In some cases, the Company may have a legal or ethical obligation to call violations to the attention of appropriate enforcement authorities.

6.5.	Compliance with the Code may be monitored by audits performed by the Board, Audit Committee, Company’s counsel or by Company’s outside auditors. All Employees, Directors and Independent Contractors are required to cooperate fully with any such audits and to provide truthful and accurate information.

6.6.	Any waiver of this Code for any Employee, Director or Independent Contractor may be made only by the Board or the Audit Committee and will be promptly disclosed to shareholders and others, as required by applicable law. The Company must disclose changes to and waivers of the Code in accordance with applicable law.

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